Exhibit 99.1

Kevin McGurn, the executive turning Trump’s posts into a media empire

Head of Trump Media & Technology Group is overseeing a push to charge for high-speed access to announcements

Daniel Thomas, Financial Times

Published August 5, 2026

Perhaps conscious that US presidents are judged by how much they get done during their first 100 days in the job, Kevin McGurn has lately been a busy man.

Since being appointed interim chief executive of Trump Media & Technology Group in April, he has sparked a backlash on Wall Street with plans to charge for high-speed access to the president’s posts on its Truth Social network and is helping oversee a $6bn merger with a nuclear-fusion company.

This is in addition to managing the disparate collection of other assets at the group, which was founded by Donald Trump after his account was banned on Twitter in 2021, spanning cryptocurrency, media streaming and financial services.

But the easygoing New Jersey media veteran is upbeat: “[The job] comes with a lot, and it is a big responsibility. It has this interesting set of challenges that you would never come across in any other role . . . I feel like no matter what, if I make the company money, there will be scrutiny.”

Nasdaq-listed TMTG owns Truth Social, the social media platform frequently used by Trump to broadcast achievements, attack opponents and brag about golf — as well as occasionally post world-shaking pronouncements on tariffs or military operations.

Trump calls Truth Social “his typewriter”, according to the 53-year-old McGurn. For him, the president is simply embracing modern communications, with no practical difference in announcements that “start with Truth Social, and then go to the press briefing room with [White House press secretary] Karoline Leavitt”.

But such market-moving information is valuable, prompting the lossmaking TMTG to this month launch a premium data feed that provides high-speed access to posts from the most influential accounts, mostly Maga in nature, including those of White House deputy chief of staff Dan Scavino or FBI director Kash Patel.

Some on Wall Street raised concerns over a potential conflict of interest that the often all-cap communications by the president were being monetised by a company in which he has an economic interest, albeit at arm’s length via a trust. Others raised fears of legal and regulatory risks.

Two Democratic senators have called on the Securities and Exchange Commission to investigate the service.

For McGurn, the launch of the Truth API service was just an example of the sorts of initiatives he wants to roll out to create a “lasting, durable business”, which he sees as becoming a core part of Trump’s business portfolio after the 2028 election when its poster-in-chief stands down.

He says that accusations that the feed could represent insider trading were “just false” and adds that “when the user presses post, it’s public information [for everyone]. Insider information is material non-public information”.

The API feed gives users milliseconds’ advantage, he says, but that this is just how the technology works. “For me, it was table stakes for running a business like ours. I think we have a right to put it out there in the marketplace,” McGurn says.

“Firstly, literally everyone does it. Secondly, it’s all in real time, so there’s no first or second [for the posts]. Machines are faster than people so they’ll always be quicker. It’s just real time, and then let the internet and the packet delivery take care of itself.”

AI companies were already illegally scraping its site to profit from quick access to its information, he says. Truth Social posts were scraped, reposted and sold on social media platforms such as X, he adds. “I don’t see the difference.”

Truth API is the latest example for many in Washington and Wall Street of the blurring of politics and commerce across Trump’s business portfolio, which has increased substantially in value since he took office for the second time.

The product could prove a money spinner for TMTG. About 10 groups had signed deals so far — mostly high-frequency traders — at a rate of $60,000-$100,000 a month, McGurn says. He wants to add many more.

“Lots of groups will pay for it . . . hyperscalers, news organisations, large language models for AI training. We’ll look at prediction markets potentially for data licensing.”

The launch has helped boost shares by 15 per cent over the past month, an early win for McGurn, an executive who has also worked at Vevo, T-Mobile and Shazam.

Trump has a stake of about 41 per cent in TMTG, according to Bloomberg, which is held indirectly through the Donald J Trump Revocable Trust, where Donald Trump Jr serves as the only trustee. Donald Trump Jr sits on the TMTG board, which is chaired by Boris Epshteyn, senior counsel to the president.

But McGurn is also mindful of the need to please all shareholders in a company whose portfolio stretches from Truth Social and TV streaming to cryptocurrency, financial services and — most recently — a merger with nuclear fusion company TAE Technologies.

TMTG listed in 2024, but shares have sunk 39 per cent over the past year.

This, says McGurn, is linked to the price of bitcoin, which makes up the majority of a $2.5bn investment in crypto and other assets that acts as its corporate treasury. TMTG also offers financial services such as exchange traded funds under its Truth.Fi brand.

TMTG reported a net loss of $712.3mn in 2025, mostly from changes in the value of digital assets given an annual revenue of just $3.7mn.

Trump started the company as a counterweight to perceived liberal bias in Big Tech groups.

Part of the original mission has been usurped by X — popular among many rightwing commentators — while McGurn says that Big Tech has also shifted position. “[X] has embraced a lot of the free speech elements . . . and the rest of the Big Tech companies have also changed. They obviously have very close relationships with the administration. You saw them all at the inauguration.”

With the US midterms in November and the presidential election in 2028, McGurn sees the opportunity to build the platform’s audience, as well as add features around sport and lifestyle, greater AI functions and tie-ups in the predictions market.

Truth Social does not disclose numbers, but McGurn says the company is “for the first time” actively marketing the platform. Similarweb, a digital market intelligence company, estimates that it had about 261,000 daily active users for its mobile app in July, down from more than 436,000 in the same month last year.

The low numbers relative to rivals such as X have led to questions about how sustainable the platform will be, especially after Trump stands down as president.

Asked about the business model after the 2028 election, when the platform potentially loses the US president as its main creator, McGurn is confident that it “absolutely stands up”.

He says: “The pricing model could change based on what we have: it could go up depending on who we bring on the service, what their relevance is to those trading organisations, the news sources, the large language models, the prediction markets. My goal is to get way more creators on this service that have something to say.”

The president has told McGurn that he wants “a durable media business, long lasting, well beyond me”.

Media remains a key focus, he says, even with the different strands of business now within TMTG.

“The [Trump] brand deserves its own lasting media network. Our largest shareholder, the president, loves media. He’s the most engaged person in media,” says McGurn.

“He’s the one at the end of the phone. He watches everything. He reads everything. He posts constantly. He is fascinated by the media, and he understands it better than anyone. So to have a lasting media [group] with his brand makes sense.”

Trump has no management role, he adds, and learns of company developments when they are publicly announced, like other shareholders.

When asked whether he would ever engage with or challenge the US president’s ‘Truths’, McGurn says: “You could never tell him what to do. He will do whatever he would like, and we don’t even broach the subject. We read them just like everyone else.”

McGurn is an interim CEO, reflecting the pending TAE merger, after which a new board is expected to be appointed. But “a media executive was the right choice”, he says, to bring the company “from its political origins into a fully operating media business”.

He was previously an adviser to TMTG, and has had other connections to the group, including serving until April as CEO of a Spac acquisition company affiliated with Yorkville Advisors, which also works with TMTG on its financial services. Yorkville Securities was an adviser on the TAE transaction.

McGurn wants TMTG to become more of a “content originator and a content distributor” based in part around the company’s streaming platform, Truth+, which offers Christian content and conservative news channels such as Newsmax and One America News Network as well as the UK’s GB News. The platform offers a $9.99-a-month ‘Patriot package’ subscription.

Ideas being discussed include shows built around the Trump brand. “It’s not necessarily DJT Senior or DJT Junior, but we have a brand that we’ve licensed from the Trump Corporation to maximise its value in media and technology.”

Original content could then be sold and distributed to other platforms such as YouTube. “The biggest thing I can do for this business is bring more content into the service.”

He admits that the commercial side could be challenging, saying that the advertising industry is “not super supportive of conservative media”.

The most immediate task facing McGurn will be to oversee the merger with TAE, which is aiming to close by the end of 2026.

“We found them in a period of time that was really advantageous. The idea of fusion and the reality that it’s closer than people think has come to the surface, and the valuations have started to really benefit from that.”

A potential spin-off of the media assets is not off the table, he says, but any decision on the shape of the business will come after the merger completes. For shareholders after the deal, TMTG will be a “hedge position across multiple inputs”, he says. “If you weighted them, fusion would be the largest bet being made. Followed by bitcoin. Our goal is to get them all equally weighted and then growing.”

A day in the life

Mornings My day starts at 5am, typically with calls to our European operations teams before a workout and then heading to the airport for a flight. I believe the best business is still done in person. I’m approaching two million miles on United, my preferred airline.

Workday I spend my time focused on the operations of our current business and thinking about new business while balancing closing a merger, running a Bitcoin treasury and building out a global media business. Most of my day is spent speaking with everyone from media platforms to strategic technology partners.

Evenings and weekends I’m an avid golfer, and it’s something that I enjoy tremendously, playing with my wife and kids. I also run several charitable golf outings and support numerous causes, including the TD Foundation. In addition to walking every evening, I’m an amateur drummer and make sure to play for 10-15 minutes each day.